                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-39167

PROSPECTUS SUPPLEMENT NO. 8
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997 and supersedes Prospectus Supplement No. 7 dated January 15, 1999 (the "Prospectus"), relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information is added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registerable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:

NationsBanc Montgomery Securities, LLC       5,000,000      1.61%     59,967    *
Schroders & Co., Inc.                        1,000,000       *        11,393    *

     The following line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" are deleted in their entirety:

Goldman Sachs & Co.                            900,000       *        10,254    *

     The line item "McMahan Securities Company, L.P., 151,000, *, 1,720, *", contained in the table set forth in the Prospectus under the caption "Selling Securityholders" is deleted in its entirety and replaced with the following:

McMahan Securities Company, L.P.                15,000       *           170    *

The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders"; "Any other holder...", "Notes Sold Under Registration Statement", and "Total..." (other than the footnotes to the table which remain unchanged), are deleted in their entirety and replaced with the following:

Any other holder of Notes or future
transferee from any such holder(3)

Notes Sold Under Registration Statement      $218,764,000               2,492,468
     Total                                   $310,000,000     100%      3,531,958

             All information provided in this Prospectus Supplement
                          is as of February 25, 1999.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 25, 1999.